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                                                                    Exhibit 10.3


                               LICENSING AGREEMENT

         THIS AGREEMENT is effective beginning January 9, 1998.

         The parties to this agreement are Valda K. Hemming dba PRETTY/PRIVATE, residing at 943 North Orlando, Mesa, AZ 85205, hereinafter referred to as LICENSOR and The Rose Group Corporation located at 2073 Porter Lake Drive, Sarasota, FL, 34240, hereinafter referred to as "LICENSEE".

         WHEREAS, LICENSOR has invented a nursing garment (hereinafter referred to as the "Invention") and is owner of all right, title and interest in and to trade secrets, proprietary know how, United States Letters Patent No. 5,008960 issued on April 3, 1991, for a Nursing Garment, and

         WHEREAS, LICENSEE desires a license to make, have made, use and sell the Invention, which license LICENSOR is willing to grant:

         NOW, THEREFORE, in consideration of the premises and mutual covenants of this Agreement, the parties hereto have agreed as follows:

         LICENSEE shall mean not only The Rose Group Corporation, but shall include any firm which is related to The Rose Group Corporation in the sense that it is owned or controlled by, or which controls The Rose Group Corporation, or is an exclusive affiliate, division, or parent of a company substantially owned or controlled by The Rose Group Corporation.

1. PRODUCT DESCRIPTION

"Licensed Product", shall mean the invention, related trade secrets and proprietary know how, any article covered by any of the claims of United States Patent No. 5,008960 or any of its foreign counterparts, or of any pending patent applications of LICENSOR, and any improvement upon said article.

2. LICENSE GRANT

LICENSOR hereby grants LICENSEE a personal, license(without the right to grant sublicenses) to make, have made, use and sell the Licensed Product throughout the world.

3. PERFORMANCE BY LICENSEE

LICENSEE shall use its best efforts to produce and sell the Licensed Product in the greatest quantity and of the greatest quality possible, and shall deal in good faith with LICENSOR at all times, and shall not engage in any activity which is against the interests of LICENSOR.

4. ROYALTY PAYMENTS

As monetary consideration for the license herein granted, LICENSEE shall pay to LICENSOR,

         a. A 7.5% (Seven and one-half per cent) royalty, based on net selling price, on all sales (or other commercial disposition) of LICENSED PRODUCTS by LICENSEE, its subsidiaries, and/or associate companies. The term "Net Selling


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Price" shall mean the invoice price, f.o.b. factory, less any discounts for volume, promotion, defects, or freight.

         b. Royalty payments are to be made monthly, within sixty (60) days following the last day of the month for LICENSED PRODUCTS shipped during the month. Payments not received by LICENSOR within sixty (60) days after the last day of each month shall bear interest at the rate of twelve percent (12%) per annum from sixty (60) days after the last day of the month until paid. Further, LICENSEE agrees to reimburse LICENSOR for any legal costs it may incur in collecting overdue royalty payments.
         d. All payment to LICENSOR hereunder shall be made payable to Valda K. Hemming dba PRETTY/PRIVATE, and sent or delivered to 943 North Orlando, Mesa, AZ 85205 or at such other address as LICENSOR may, from time to time, designate to LICENSEE in writing.

5. REPORTS

LICENSEE shall submit a written report to LICENSOR together with each royalty payment hereunder with respect to shipments in a given month, setting forth the following:

         a. The total quantify of LICENSED PRODUCTS sold for the given month,
         b. The NET SALES PRICE at which each shipped LICENSED PRODUCT was sold.
         c. the calculated royalty due; and
         d. A running total of royalties paid hereunder for the calendar year.

6. RECORDS

LICENSEE shall maintain books and records in sufficient detail to confirm the accuracy of royalty payments due hereunder and shall make such books and records available for inspection by LICENSOR or its representative upon a reasonable advance request in writing. In the event such inspection reveals that past royalty payments have been deficient, the reasonable cost of such inspection shall be borne by the LICENSEE.

7. PATENT MARKING

LICENSEE agrees that on the product, its packaging and collateral material there will be printed notice, in compliance with the applicable statutory requirements, of any patents issued or pending, such notice showing the LICENSOR as the owner of said patents under exclusive license to LICENSEE.

8. IMPROVEMENTS

Should LICENSEE or any member of its organization develop, either solely or jointly with others or with LICENSOR, any improvements in the LICENSED PRODUCT or any intellectual property related thereto (collectively "Developments"), which Developments are based on, derived from, or otherwise result from access to the LICENSED PRODUCT, LICENSEE agrees to assign and does hereby assign to LICENSOR, for consideration herein acknowledged, all of LICENSEE'S right, title, and interest in and to said Developments. LICENSEE hereby appoints LICENSOR as its attorney-in-fact for the limited purpose of executing all documents and performing all other acts necessary to give effect and legality to the provisions of this paragraph.


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9. TERMS AND WARRANTS

         a. Unless sooner terminated as provided herein, this License Agreement shall remain in full force and effect for four years commencing on the effective date of this License Agreement, and ending at midnight on the fourth anniversary of said effective date, provided the term automatically be extended for another four (4) years unless either party gives the other written notice on the third
(3rd) anniversary of the effective date of their intent to terminate.

         b. This Agreement shall be considered to be in force during the terms of paragraph 9.a, so long as LICENSEE continues to sell the LICENSED PRODUCT, including the original product line or subsequent extensions and/or variations thereof. However, it is herein acknowledged that, with the exception of the requirement of paragraph 12.a, LICENSEE has made no warrants to LICENSOR in regard to minimum sales and/or royalty payment guarantees. Further, LICENSOR agrees that, for the life of the Agreement, it will not create and/or provide directly competitive products to another manufacturer or distributor without giving the right of first refusal to LICENSEE.

10. PRODUCT DESIGNS

LICENSOR agrees to furnish product designs, if requested, for the initial product line and all subsequent variations and extensions at no charge to LICENSEE. In addition, if requested, LICENSOR will assist in the design of packaging, point-of-purchase material, displays, etc. at no charge to LICENSEE. However, all direct costs for such activities will be borne by LICENSEE. LICENSEE shall submit product samples of the initial product line and all subsequent variations and extensions to LICENSOR for design approval. The approval will not be unreasonably withheld. If approval is not received within 30 days, then approval is automatic.

11. HOLD HARMLESS

In the event any claim for damages (including, but not limited to, consequential damages) by way of product liability, negligence of otherwise is asserted against the LICENSOR, alleging that any Licensed Product manufactured by or for LICENSEE is faulty and provided that LICENSEE is given notice in writing of any such claims promptly after receipt by the LICENSOR, and provided that the LICENSOR affords LICENSEE information relative to the defense of such claim, LICENSEE agrees to defend or settle, at its own cost and expense, any such claim or subsequent action, suit or proceeding brought against the LICENSOR and shall indemnify and hold the LICENSOR harmless against any such claim or action, suit or proceeding, including reasonable legal fees and cost incurred and any judgment or award of damages arising out of such claim or action.

12. TERMINATION

         a. In the event LICENSEE does not commence to manufacture, distribute and sell Licensed Products within six months after the execution of this agreement, LICENSOR, in addition to all other remedies available to him, shall have the option of terminating this Agreement immediately upon written notice to LICENSEE.

         b. In the event LICENSEE files a petition in bankruptcy, of if the LICENSEE becomes insolvent or makes an assignment for the benefit of creditors,


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the license granted hereunder shall terminate automatically without the requirement of written notice.

         c. If LICENSEE shall breach any other obligations under the terms of the Agreement, LICENSOR, without waiving any other remedies it may have, may terminate this License Agreement upon thirty (30) days advance written notice. If the LICENSEE shall cure the breach within the 30-day notice period, the notice of termination shall be rendered null and void, and this License Agreement shall remain in full force and effect. No right to cure a breach or default shall be provided for non-payment of royalties hereunder by LICENSEE after two (2) notices of termination for non-payment of royalties have been served upon LICENSEE with two (2) corresponding opportunities to cure.

         d. The waiver by LICENSOR of any breach of any provisions of License Agreement shall not be construed to be a waiver of any succeeding breach of the provisions or a waiver of the provision itself.

13. LICENSEE'S RIGHT TO TERMINATE

Notwithstanding anything contained in this Agreement, LICENSEE shall have the absolute right to cancel this Agreement at any time by notifying LICENSOR of its decision in writing to discontinue the sale of the product(s) covered by this Agreement. This cancellation shall be without recourse from the LICENSOR except as provided by Paragraph 14 herein.

14. DUTIES UPON TERMINATION

         a. Upon any termination of this Agreement, Licensee shall (1) immediately cease manufacturing the Licensed Products, and (2) make no further use of any and all of LICENSOR'S rights conferred by this Agreement.

         b. LICENSOR shall retain any and all payments made in accordance with any payment provisions of this Agreement. It is further understood that after termination, LICENSEE shall have sixty (60) days, give LICENSOR a final report setting forth the number of Licensed Products manufactured by or on behalf of LICENSEE pursuant to the provisions of section 4), and LICENSEE shall, with such final report, pay all royalties due to LICENSOR for such Licensed Products manufactured but not yet shipped, and the location of such products. A royalty shall be paid on all products in inventory as if sold at cost, in the event of termination, within thirty (30) days of termination.

                  In the event of termination, for whatever reason under this Agreement, IT IS EXPRESSLY UNDERSTOOD by the parties that LICENSEE may dispose of any and all Licensed Products remaining within its possession or control provided that royalties are paid therefore to LICENSOR.


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15. OBLIGATIONS OF CONFIDENCE

During the term of this Agreement, LICENSOR and LICENSEE shall keep in trust and confidence all trade secrets and proprietary know how relating to the Licensed Product, provided however, that such obligation shall not preclude or impair LICENSEE's right to develop, manufacture, have manufactured, service, maintain or market the Licensed Product, LICENSEE's obligation being that it will maintain the trade secrets and proprietary know-how confidential to the same degree it exercises in protecting its own confidential or proprietary information.

16. INDEMNIFICATION

LICENSEE agrees to obtain, at its own expense, product liability insurance for at least $1,000,000 combined single unit for LICENSEE and LICENSOR against claims, suits, loss or damage arising out of any alleged defect in the Licensed Product(s). As proof of such insurance, LICENSEE will submit to LICENSOR a full paid certification of insurance naming LICENSOR as an insured party. This submission is to be made before any Licensed Product is distributed or sold.

17. NO PARTNERSHIP, ETC.

This Agreement shall be binding upon the successors and assigns of the parties hereto. Nothing contained in this Agreement shall be construed to place the parties in the relationship of legal representatives, partners, or joint venturers. Neither LICENSOR nor LICENSEE shall have the power to bind or obligate in any manner whatsoever, other than as per this Agreement.

18. DISPUTES

Disputes are to be settled through The American Arbitration Association, location to be determined by the LICENSOR.

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19. GOVERNING LAW

This Agreement shall be construed in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year written below.

                                              LICENSOR


DATE:  January 9, 1998                         By /s/ VALDA K. HEMMING
                                                  -------------------------
                                                  Valda K. Hemming
                                                  President
                                                  Pretty/Private

                                              LICENSEE


DATE:  January 9, 1998                         By /s/ SHELDON R. ROSE
                                                 ---------------------
                                                 Sheldon R. Rose
                                                 Chief Executive Officer
                                                 The Rose Group Corporation